Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2021 First QUARTER RESULTS

Scottsdale, Arizona, April 30, 2021. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2021 first quarter.

First Quarter 2021 Financial Results

●	Net income of $0.6 million, or $0.03 per diluted share, compared to a net loss of $8.5 million, or $(0.42) per diluted share, for the 2020 first quarter, which included $16.3 million of pretax charges
●	Adjusted net income for the 2021 first quarter of $1.5 million*, or $0.08 per diluted share*, after excluding transaction costs and the remeasurement impact of our deferred tax asset related to the acquisition of Epic Homes
●	Home sales revenue of $93.9 million as compared to $95.7 million for the 2020 first quarter
o	Deliveries increased 36% and average selling price decreased 28% to $643,000
●	Home sales gross margin of 17.1% as compared to 11.4% for the 2020 first quarter, a 570-basis point improvement
o	Adjusted gross margin excluding interest in cost of sales of 21.3%* as compared to 17.9%* in the 2020 first quarter
●	Net new orders of 283 as compared to 132 in the 2020 first quarter, a 114% increase
●	Monthly sales absorption of 4.4 per community compared to 2.0 per community in the 2020 first quarter, a 120% increase
●	Homes in backlog up 273% to 649 homes as compared to 174 homes at the end of the 2020 first quarter
o	Backlog dollar value up 225% to $423.1 million
●	Ending cash balance of $114.8 million, a $26.9 million increase compared to March 31, 2020
●	Debt-to-capital ratio of 58.7% and a net debt-to-capital ratio of 45.5%*, a 330-basis point improvement from the 2020 first quarter

"The New Home Company started the year on a strong note as robust housing demand continued through the first quarter across all of our markets,” stated Larry Webb, Executive Chairman of The New Home Company. “Our net new orders and homes in backlog increased 114% and 273% year-over-year, respectively, while our gross margins from home sales increased 570 basis points resulting from strong pricing power, lower interest costs and the benefits associated with faster absorption. In addition, we expanded our geographic footprint by entering the Colorado market during the quarter through the acquisition of Epic Homes, which positions us in another strong housing market and further diversifies our operations."

Leonard Miller, President and Chief Executive Officer stated, "The ongoing strength in our markets is broad-based and across all our product types, which resulted in a monthly sales absorption rate of 4.4 homes per community for the quarter, a company record and up 120% over the prior year.  We are also focused on balancing our sales releases with construction starts and production capacity, especially in light of the demand on our trade partners and material cost pressures.  As a result of the strong sales absorption rates and the meaningful price increases we have instituted over the last several quarters, we are starting to see real improvements to our profitability."

Mr. Miller concluded, "We ended the quarter with $115 million in cash on hand, nothing drawn on our unsecured revolving credit facility and a net debt-to-capital ratio of 45.5%* after giving effect to the acquisition of Epic Homes and the issuance of a $35 million tack-on to our existing senior notes.  Going forward, we will strive to execute a balanced approach of growing our land pipeline, improving our operating metrics and returns, all while appropriately managing our financial position.  We believe the improvement in our gross margins and our record backlog value of $423 million at the end of the quarter positions us well to improve our profitability and returns as we move through the balance of this year and beyond."

First Quarter 2021 Operating Results

Total revenues for the 2021 first quarter were $99.2 million compared to $132.0 million in the prior year period, including $5.3 million and $36.2 million of fee building revenue, for the first quarters of 2021 and 2020, respectively.  For the 2021 first quarter, the Company generated pretax income of $1.0 million compared to an $18.4 million pretax loss in the prior year period, which included a $14.0 million noncash abandonment charge and a $2.3 million joint venture impairment charge. Net income attributable to the Company for the 2021 first quarter was $0.6 million, or $0.03 per diluted share, compared to a net loss of $8.5 million, or ($0.42) per diluted share, in the prior year period.  Adjusted net income for the 2021 first quarter, after excluding transaction costs and the remeasurement impact to the deferred tax asset related to the acquisition of Epic Homes, was $1.5 million*, or $0.08 per diluted share*, compared to an adjusted net loss of $1.1 million*, or ($0.05) per diluted share*, for the 2020 first quarter after excluding $16.3 million in pretax charges and a $2.1 million net deferred tax asset revaluation benefit.

Wholly Owned Projects

Net new home orders for the 2021 first quarter were 283 as compared to 132 in the prior year which represented a 114% increase.  The significant increase was driven by a 120% improvement in our monthly sales absorption rate to 4.4 per community as compared to 2.0 per community in the prior year period.  We ended the 2021 first quarter with 23 active selling communities compared to 22 in the prior year first quarter.

Homes in backlog totaled 649 at the end of the 2021 first quarter, a 273% increase compared to the 2020 first quarter.  The dollar value of homes in backlog increased 225% to $423.1 million, which included approximately $100 million of acquired backlog from Epic Homes, as compared to $130.2 million in the 2020 first quarter. The average selling price of homes in backlog at the end of the 2021 first quarter decreased to $652,000 as compared to $748,000 a year ago as the Company continues to expand its product portfolio to include more affordably priced communities.

Home sales revenue for the 2021 first quarter was $93.9 million, as compared to $95.7 million for the 2020 first quarter. The slight year-over-year decrease in home sales revenue was largely the result of a 28% decrease in average selling price driven by the Company's strategic shift to more-affordable product, which was partially offset by a 36% increase in new home deliveries. The average sales price of home deliveries for the 2021 first quarter was approximately $643,000, as compared to $894,000 for the 2020 first quarter.

Gross margin from home sales for the 2021 first quarter was 17.1% compared to 11.4% for the prior year period. The 570-basis point improvement was primarily due to a mix shift to higher margin communities, pricing increases and a 230-basis point reduction in interest in cost of sales as a percentage of home sales revenue.  The 2021 first quarter cost of home sales included $295,000 of purchase accounting adjustments related to the acquisition of Epic Homes.  Excluding these purchase accounting adjustments, gross margin from home sales for the 2021 first quarter was 17.4%*.  Adjusted homebuilding gross margin, excluding interest in cost of home sales was 21.3%* for the 2021 first quarter as compared to 17.9%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2021 first quarter was 15.9% compared to 14.1% in the prior year period. The increase in the SG&A rate was primarily attributable to $1.0 million in transaction related costs associated with the acquisition of Epic Homes during the quarter, including tail insurance expenses and professional fees, and a $0.8 million decrease in G&A expenses that were allocated to the fee building segment as compared to the 2020 first quarter.   Excluding the acquisition transaction costs, the SG&A expense ratio as a percentage of home sales revenue was 14.9%* for the quarter.

Fee Building Projects

Fee building revenue for the 2021 first quarter was $5.3 million compared to $36.2 million in the prior year period.  The reduction in fee building gross margin was primarily due to the wind down of our fee building arrangement with Irvine Pacific.

Unconsolidated Joint Ventures (JVs)

Income from unconsolidated joint ventures was $174,000 during the 2021 first quarter compared to a loss of $1.9 million in the prior year period.  The 2021 income related primarily to the release of reserves from a land development joint venture for which stated completion obligations were completed and released. As of the end of the 2021 first quarter, the Company has no remaining lots or homes in any joint ventures.

Interest Expense

The Company expensed approximately $354,000 of interest costs directly to interest expense during the 2021 first quarter compared to approximately $718,000 in interest costs in the prior year first quarter.

Balance Sheet and Liquidity

The Company generated $2.5 million in operating cash flows during the 2021 first quarter and ended the quarter with $114.8 million in cash and cash equivalents.  During the quarter, the Company issued an additional $35 million of its 7.25% senior notes due 2025 at a premium, which had an effective yield of 6.427%.  As of the end of the 2021 first quarter, the Company had no borrowings outstanding under its revolving credit facility and had $280.3 million in debt outstanding related to its senior notes due 2025.  The Company had a debt-to-capital ratio of 58.7% and a net debt-to-capital ratio of 45.5%*, which represented a 330 basis point year-over-year improvement.  The Company owned or controlled 2,502 lots through its wholly owned operations, of which 1,084 lots, or 43%, were controlled through option contracts.

Share Repurchases

During the 2021 first quarter, the Company repurchased 141,823 shares of common stock at an average price of $5.32 per share for an aggregate value of approximately $0.8 million.  As of the end of the 2021 first quarter, the Company had a remaining purchase authorization of $8.7 million of its $10 million authorized stock repurchase program.

Guidance

The Company’s current estimate for the 2021 second quarter is as follows:

●	Home sales revenue of $125 - $135 million
●	Fee building revenue of $4 - $6 million
●	Home sales gross margin of 16.0% to 16.2%

The Company’s current estimate for the full year 2021 is as follows:

●	Home sales revenue of $475 - $495 million
●	Fee building revenue of $15 - $20 million
●	Home sales gross margin of 16.0% to 16.2%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, April 30, 2021 to review first quarter results and discuss recent events, forward-looking statements, and factors that may affect the Company's future results.  We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through May 30, 2021 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13718366.

* Adjusted net income, adjusted EPS, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales), homebuilding gross margin before purchase accounting adjustments, net debt-to-capital ratio, and selling, general and administrative costs excluding acquisition transaction costs as a percentage of home sales revenue are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NEW HOME is a publicly traded company listed on the New York Stock Exchange under the symbol “NWHM.” It is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, Arizona and Colorado.  For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments; economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$93,855	$95,659
Land sales	—	147
Fee building, including management fees	5,301	36,227
	99,156	132,033
Cost of Sales:
Home sales	77,848	84,722
Land sales	—	147
Fee building	5,197	35,497
	83,045	120,366
Gross Margin:
Home sales	16,007	10,937
Land sales	—	—
Fee building	104	730
	16,111	11,667

Selling and marketing expenses	(6,654)	(7,466)
General and administrative expenses	(8,271)	(6,023)
Equity in net income (loss) of unconsolidated joint ventures	174	(1,937)
Interest expense	(354)	(718)
Project abandonment costs	(68)	(14,036)
Loss on early extinguishment of debt	—	(123)
Other income (expense), net	66	223
Pretax income (loss)	1,004	(18,413)
(Provision) benefit for income taxes	(451)	9,937
Net income (loss)	$553	$(8,476)

Earnings (loss) per share:
Basic	$0.03	$(0.42)
Diluted	$0.03	$(0.42)
Weighted average shares outstanding:
Basic	18,109,015	19,951,825
Diluted	18,420,631	19,951,825

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$114,815	$107,279
Restricted cash	230	180
Contracts and accounts receivable	5,130	4,924
Due from affiliates	53	102
Real estate inventories	351,589	314,957
Investment in unconsolidated joint ventures	903	2,107
Deferred tax asset, net	15,057	15,447
Other assets	51,955	50,703
Total assets	$539,732	$495,699

Liabilities and equity
Accounts payable	$16,970	$17,182
Accrued expenses and other liabilities	44,904	36,210
Senior notes, net	280,291	244,865
Total liabilities	342,165	298,257
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,080,002 and 18,122,345, shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	181	181
Additional paid-in capital	191,068	191,496
Retained earnings	6,318	5,765
Total stockholders' equity	197,567	197,442
Total liabilities and stockholders' equity	$539,732	$495,699

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
	(Dollars in thousands)
Operating activities:
Net income (loss)	$553	$(8,476)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred taxes	390	914
Amortization of stock-based compensation	645	589
Project abandonment costs	68	14,036
Equity in net (income) loss of unconsolidated joint ventures	(174)	1,937
Depreciation and amortization	1,256	1,845
Loss on early extinguishment of debt	—	123
Net changes in operating assets and liabilities:
Contracts and accounts receivable	(102)	345
Due from affiliates	49	130
Real estate inventories	5,554	27,130
Other assets	337	(11,804)
Accounts payable	(2,876)	(4,006)
Accrued expenses and other liabilities	(3,194)	(5,462)
Net cash provided by operating activities	2,506	17,301
Investing activities:
Purchases of property and equipment	(43)	(125)
Contributions to unconsolidated joint ventures	—	(2,057)
Distributions of capital and repayment of advances from unconsolidated joint ventures	1,378	1,100
Cash paid for acquisition, net of cash acquired	(6,477)	—
Net cash provided by investing activities	(5,142)	(1,082)
Financing activities:
Proceeds from senior notes	36,138	—
Repurchases of senior notes	—	(4,827)
Repayment of notes payable	(23,848)	—
Payment of debt issuance costs	(995)	—
Repurchases of common stock	(756)	(2,233)
Tax withholding paid on behalf of employees for stock awards	(317)	(303)
Net cash used in financing activities	10,222	(7,363)
Net increase in cash, cash equivalents and restricted cash	7,586	8,856
Cash, cash equivalents and restricted cash – beginning of period	107,459	79,431
Cash, cash equivalents and restricted cash – end of period	$115,045	$88,287

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended March 31,
	2021			2020			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	52	$37,541	$722	68	$63,017	$927	(24)%	(40)%	(22)%
Northern California	70	45,673	652	29	20,264	699	141%	125%	(7)%
Arizona	20	7,698	385	10	12,378	1,238	100%	(38)%	(69)%
Colorado	4	2,943	736	—	—	N/A	N/A	N/A	N/A
Total	146	$93,855	$643	107	$95,659	$894	36%	(2)%	(28)%

	Three Months Ended March 31,
	2021	2020	% Change
Net New Home Orders:
Southern California	57	62	(8)%
Northern California	129	68	90%
Arizona	82	2	4000%
Colorado	15	—	N/A
Total	283	132	114%

Selling Communities at End of Period:
Southern California	5	11	(55)%
Northern California	8	10	(20)%
Arizona	7	1	600%
Colorado	3	—	N/A
Total	23	22	5%

Average Selling Communities:
Southern California	5	11	(55)%
Northern California	8	10	(20)%
Arizona	7	2	250%
Colorado	1	—	N/A
Total	21	22	(5)%

Monthly Sales Absorption Rate per Community (1):
Southern California	3.8	1.9	100%
Northern California	5.2	2.3	126%
Arizona	3.9	0.4	875%
Colorado	5.0	—	N/A
Total	4.4	2.0	120%

(1)	Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of March 31,
	2021			2020			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	81	$61,820	$763	66	$53,934	$817	23%	15%	(7)%
Northern California	231	158,628	687	105	71,082	677	120%	123%	1%
Arizona	224	91,872	410	3	5,141	1,714	7367%	1687%	(76)%
Colorado	113	110,772	980	—	—	N/A	N/A	N/A	N/A
Total	649	$423,092	$652	174	$130,157	$748	273%	225%	(13)%

Lots Owned and Controlled:	As of March 31,
	2021	2020	% Change
Lots Owned
Southern California	248	437	(43)%
Northern California	536	588	(9)%
Arizona	483	385	25%
Colorado	150	—	N/A
Total	1,417	1,410	0%
Lots Controlled (1)
Southern California	589	426	38%
Northern California	229	348	(34)%
Arizona	125	279	(55)%
Colorado	142	—	N/A
Total	1,085	1,053	3%
Lots Owned and Controlled - Wholly Owned	2,502	2,463	2%
Fee Building Lots (2)	38	1,070	(96)%

(1)

Includes lots that we control under purchase and sale agreements or option agreements with refundable and nonrefundable deposits subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended
	March 31,
	2021	2020
Interest incurred	$5,331	$6,380
Adjusted EBITDA(1)	$8,163	$6,981
Adjusted EBITDA margin percentage (1)	8.2%	5.3%

	LTM(2) Ended March 31,
	2021	2020

Interest incurred	$22,887	$27,438
Adjusted EBITDA(1)	$38,507	$41,536
Adjusted EBITDA margin percentage (1)	8.1%	6.1%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.7x	1.5x

	March 31,	December 31,
	2021	2020
Ratio of debt-to-capital	58.7%	55.4%
Ratio of net debt-to-capital(1)	45.5%	41.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.3x	6.6x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	4.3x	3.7x
Ratio of cash and inventory to debt	1.7x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) to the non-GAAP measure of adjusted net income (loss) (net income (loss) before acquisition transaction costs, abandoned project costs, joint venture impairment, and noncash deferred tax asset adjustments) and earnings (loss) per share and earnings (loss) per diluted share to the non-GAAP measures of adjusted earnings (loss) per share and adjusted diluted earnings (loss) per share (earnings (loss) per share before acquisition transaction costs, abandoned project costs, joint venture impairment and noncash deferred tax asset adjustments). We believe removing the impact of these items is relevant to provide investors with an understanding of the impact these items had on earnings.

	Three Months Ended
	March 31,
	2021	2020
	(Dollars in thousands, except per share amounts)
Net income (loss)	$553	$(8,476)
Acquisition transaction costs, net of tax	781	—
Abandoned project costs and joint venture impairment, net of tax	—	9,505
Noncash deferred tax asset remeasurement	175	(2,114)
Adjusted net income (loss)	$1,509	$(1,085)

Earnings (loss) per share:
Basic	$0.03	$(0.42)
Diluted	$0.03	$(0.42)

Adjusted earnings (loss) per share
Basic	$0.08	$(0.05)
Diluted	$0.08	$(0.05)

Weighted average shares outstanding for adjusted earnings (loss) per share:
Basic	18,109,015	19,951,825
Diluted	18,420,631	19,951,825

Abandoned projects costs related to Arizona luxury condominium community	$—	$14,000
Joint venture impairment related to joint venture exit	—	2,287
Acquisition transaction costs	983	—
Less: Related tax benefit	(202)	(6,782)
Acquisition transaction costs, abandoned project costs and joint venture impairment, net of tax	$781	$9,505

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s SG&A rate as a percentage of home sales revenue calculated in accordance with GAAP to the non-GAAP measure, SG&A rate excluding acquisition transaction costs. During the 2021 first quarter, the company incurred $983,000 in transaction related costs associated with the acquisition of Epic Homes. We believe removing the impact of these charges from our SG&A rate is relevant to provide investors with a better comparison to rates that do not include these charges.

	Three Months Ended		As a Percentage of
	March 31,		Home Sales Revenue
	2021	2020	2021	2020
	(Dollars in thousands)
Selling and marketing expenses	$6,654	$7,466	7.1%	7.8%
General and administrative expenses ("G&A")	8,271	6,023	8.8%	6.3%
Total selling, marketing and G&A ("SG&A")	$14,925	$13,489	15.9%	14.1%

G&A	$8,271	$6,023	8.8%	6.3%
Less: Acquisition transaction costs	(983)	—	(1.0)%	—%
G&A, excluding acquisition transaction costs	$7,288	$6,023	7.8%	6.3%

Selling and marketing expenses	$6,654	$7,466	7.1%	7.8%
G&A, excluding acquisition transaction costs	7,288	6,023	7.8%	6.3%
SG&A, excluding acquisition transaction costs	$13,942	$13,489	14.9%	14.1%

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales) and homebuilding gross margin before purchase accounting adjustments. We believe this information is meaningful, as it isolates the impact leverage and purchase accounting adjustments have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2021	%	2020	%
	(Dollars in thousands)
Home sales revenue	$93,855	100.0%	$95,659	100.0%
Cost of home sales	77,848	82.9%	84,722	88.6%
Homebuilding gross margin	16,007	17.1%	10,937	11.4%
Add: Interest in cost of home sales	4,027	4.2%	6,146	6.5%
Adjusted homebuilding gross margin	$20,034	21.3%	$17,083	17.9%

Home sales revenue	$93,855	100.0%	$95,659	100.0%
Cost of home sales	77,848	82.9%	84,722	88.6%
Homebuilding gross margin	16,007	17.1%	10,937	11.4%
Add: Purchase accounting adjustments	295	0.3%	—	N/A
Homebuilding gross margin before purchase accounting adjustments	$16,302	17.4%	10,937	11.4%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2021	2020
	(Dollars in thousands)
Total debt, net of unamortized premium and debt issuance costs	$280,291	$244,865
Equity	197,567	197,442
Total capital	$477,858	$442,307
Ratio of debt-to-capital(1)	58.7%	55.4%

Total debt, net of unamortized premium and debt issuance costs	$280,291	$244,865
Less: Cash, cash equivalents and restricted cash	115,045	107,459
Net debt	165,246	137,406
Equity	197,567	197,442
Total capital	$362,813	$334,848
Ratio of net debt-to-capital(2)	45.5%	41.0%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash inventory impairment charges and abandoned project costs, (f) gain (loss) on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation, (i) income (loss) from unconsolidated joint ventures, and (j) acquisition transaction costs. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Ended
	March 31,		March 31,		December 31,
	2021	2020	2021	2020	2020
	(Dollars in thousands)
Net income (loss)	$553	$(8,476)	$(23,840)	$(14,490)	$(32,869)
Add:
Interest amortized to cost of sales excluding impairment charges, and interest expensed	4,381	6,864	25,036	29,246	27,519
Provision (benefit) for income taxes	451	(9,937)	(16,199)	(13,088)	(26,587)
Depreciation and amortization	1,256	1,845	6,132	8,146	6,721
Amortization of stock-based compensation	645	589	2,253	2,283	2,197
Cash distributions of income from unconsolidated joint ventures	—	—	110	114	110
Severance charges	—	—	1,091	—	1,091
Acquisition transaction costs	983	—	983	—	—
Noncash inventory impairments and abandonments	68	14,036	19,130	24,325	33,098
Less:
(Gain) loss on early extinguishment of debt	—	123	7,131	(624)	7,254
Equity in net (income) loss of unconsolidated joint ventures	(174)	1,937	16,680	5,624	18,791
Adjusted EBITDA	$8,163	$6,981	$38,507	$41,536	$37,325
Total Revenue	$99,156	$132,033	$474,534	$682,534	$507,411
Adjusted EBITDA margin percentage	8.2%	5.3%	8.1%	6.1%	7.4%
Interest incurred	$5,331	$6,380	$22,887	$27,438	$23,936
Ratio of Adjusted EBITDA to total interest incurred	1.5x	1.1x	1.7x	1.5x	1.6x
Total debt at period end			$280,291	$300,479	$244,865
Ratio of debt to Adjusted EBITDA			7.3x	7.2x	6.6x
Total net debt at period end			$165,246	$212,192	$137,406
Ratio of net debt to Adjusted EBITDA			4.3x	5.1x	3.7x
Total cash and inventory			$466,404	$486,836	$422,236
Ratio of cash and inventory to debt			1.7x	1.6x	1.7x

(1)	"LTM" indicates amounts for the trailing 12 months.